Capstone Companies, Inc. Third Quarter 2012 Financial Results Teleconference and Webcast November 15, 2012
OTCQB: CAPC

Operator:  Greetings and welcome to the Capstone Companies Incorporated Third Quarter 2012 Earnings Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.

If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad. As a reminder, this conference is being recorded.

It's now pleasure to introduce your host Deborah Pawlowski, Investor Relations for Capstone Companies. Thank you, Ms, Pawlowski.  You may begin.

Deborah Pawlowski: Thank you, Rob, and good morning everyone.  We certainly appreciate your time today, and your interest in Capstone Companies.  On the call are Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, our Chief Financial Officer and Chief Operating Officer.

Stewart and Gerry will discuss the results of the third quarter, and Stewart will also give us a good outlook on our strategy and where we see the Company going. This call will conclude with a question-and-answer session.  If you do not have the release that was distributed after the market yesterday, it is available on the Company website at  www.capstonecompaniesinc.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question-and-answer portion of this teleconference.  These statements apply to future events, which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with Securities and Exchange Commission. These documents can be found at our website or at SEC.gov.

So with that, let me turn the call over to Stewart. Stewart?

Stewart Wallach:  To those online, we appreciate your time today.  I’ll first review some of the highlights with regards to the third quarter, and then, as usual, let Gerry review the financials. Then, we'll come back and talk a little bit to our strategy and direction for the future.

We have a couple main ideas here that we want to convey which are very important regarding the consistency of our message over the course of 2012 and as it relates to some of the strategies we've put in place.  We maintain our focus by implementing initiatives which support our stated strategies.  We expect operational changes, new product launches and the domestic distribution program to drive more consistent growth.  We are just beginning to see the favorable results of our new product launches that were first introduced at the Housewares Show and hardware shows in Qs 1 and 2.  I'll expand a little bit about these timelines later.

The domestic distribution program is the most significant strategic change that we've made over the course of 2012.  It was a substantial investment in domestic inventory, and the revenue growth that we're starting to experience identifies that this was clearly the right decision to be made.  This was a final step to being recognized as a key supplier and enabling us to compete at the highest level.

As a result, in 2012, Home Depot, Office Depot, Target, and Wal-Mart, specifically, are now regularly purchasing our products and we are participating in vendor reviews that heretofore we were not invited to; therefore, our new products are receiving the visibility they deserve at all of our retail customers.  The full impact and potential of this program will not be fully recognized until sometime in 2013, as consumers become more aware of the products that are available on retailer shelves and both our shelf space and outlets continue to increase leading to greater sales.

The revenue generated from our retail distribution program to-date has exceeded $1.4 million, subsequent to June 2012, and the relevance of this is that, although the initial transition to the domestic business model and the timing of specific promotions in Q1 2011 versus Q1 2012 resulted in a revenue decline of approximately $2 million, we have essentially recovered $1.4- plus million in the past six months by supplying to the domestic distribution customers.

Please keep in mind that we did not have any revenue generated from the domestic programming in Q1 or Q2 of 2012, but these programs will be active in Q1 and Q2 of 2013. This is a substantial opportunity for us, and a dynamic shift in our business pattern.

The increasing sales and revenue growth orders and commitments for the back half of this year have resulted in a record Q3.  Again, turning our attention away from the projected $2 million decline due to the shift of the domestic distribution strategy, our business now is trending ahead of 2011, and will result in a strong Q4, as well, at the very least on par with that of 2011.

In short, our Q3 and Q4 performances are trending ahead of 2011, which was our single strongest year in Company history.  This indicates that our growth is trending as planned.  We are optimistic about the remainder of 2012, and extremely optimist about the first-half of 2013 because, once again, the domestic distribution customers are regularly ordering our goods from our domestic facility, and that was not the case in first half of 2012.

The decorative Eco-i-Lite national program has launched.  This was a product that we had been in design work for well over a year in 2011.  We were very excited about it, because we felt that it would enable us to expand upon the Power Failure Solutions concept; and it was an application that no other company in the marketplace had addressed.  The half-moon and vase designs are now available at Office Depot.   Equally important, though, it's the first retail positioning of the Complete Power Failure Solutions display program.   As Capstone's Power Failure products lineup now acknowledges all these consumer applications, including hand-held Eco-i-lites, induction charging headlamp with Power Failure functionality and our latest introduction, which I'm referencing now, of our decorative accent lighting with power failure functionality, we are positioned to leverage our shelf space through expanded line listings.

An important point, which I want to share with you, is that we have been developing and marketing power failure LED lighting programs since 2008.  As power failure becomes a condition all too familiar to every region across the country, retailer buyers are becoming increasingly receptive to our position that a retail destination for power failure lighting products just makes good business sense.   We are not aware of another company that has invested more into power failure innovations, technologies, and product designs than our Company. Again, we are very well-positioned for this growth curve.

We talked earlier in the year about the domestic distribution program and its possible impact on direct import order commitments for the holiday season.   Some of these orders were not as substantial as in the past; however, as you can see with the record Q3, we more than recovered the decline in the large booking orders with orders being fulfilled out of our domestic distribution facility. The stocking stuffer collection, which we're noted for, and our catalog business, which is in its fourth consecutive running year, have shown strong performance.  Once again, we continue to receive these direct import order commitments which, although smaller than in the past, greatly contributed to our record Q3.

At this point, based on those highlights, Gerry, why don't you go ahead through the details on the financials, and then we can get to some Q&A here?

Gerry McClinton:  Okay.  Thank you, Stewart, and good morning, everyone.  We're pleased to have achieved a record third-quarter revenue performance.  We're beginning to see an increase in sales and the resulting financial effects as our domestic Distribution strategy and our aggressive marketing program take hold.

As we have commented before, there will be periods when the comparables will appear unusual as we build the scale.  The domestic distribution program will help to normalize the variability of the business by minimizing the spikes in activity as the majority of the Company's historic business was promotional or seasonal driven.  We are very optimistic about the direction the Company has taken and our earning potential in the future, so let's review the numbers for the quarter and the first nine months of 2012.

Revenue in the third quarter of 2012 increased to approximately $4.66 million, a slight increase over the same quarter in 2011.  This increase reflects sales for the domestic distribution model, as some second quarter retail delays were implemented during the recent period. We have also begun shipments of our upcoming promotional programs to include the first major shipments of our new award-winning 10LED Power Failure Light which were originally anticipated in the second quarter.

Gross profit for the third quarter was $1.05 million, or 22.1% of revenue, compared to $1.1 million, or 22.7% of revenue in the third quarter of 2011.  The slight reduction in gross margin was due to changes in the product mix, which will happen from period to period depending on what products are being shipped in that specific quarter.

Total operating expenses increased to $600 thousand from $431 thousand in the third quarter of 2011. This is important. We continue to invest to grow the Company for the future.

I will now go through some of those expense highlights to give you a feel for those investments. Our sales and marketing increased more than $100 thousand in the quarter, as we expanded our marketing efforts to improve product awareness through product advertising, marketing funds and participation in more industry trade shows.  In fact, we just this week completed the Hotel/Motel Show in New York which was the third show for us this year, and was very successful.

Professional fees increased to $74 thousand in the quarter as we invested in product branding and developing our new international sales effort in Hong Kong.  Product development expenses were also up $42 thousand to $100 thousand over the third quarter in 2011, as we invested in innovative new products in categories, quality control and product engineering services.  Now these are expenses that we're really going to start seeing as we go into 2013 as we launch other new items.

Third quarter interest expense increased to $94 thousand as we funded a larger domestic inventory to support an anticipated increase in domestic business due to the upcoming fourth quarter holiday season.  Inventory was $844 thousand at the end of the third quarter, compared to $59 thousand at the end of 2011.  That's a major increase, and so as we get into discussion, we'll elaborate why that's important as we get into the fourth quarter sales.

Net income for the third quarter was $330 thousand, compared to the net income of $534 thousand in the prior year period.

Now, turning to the nine months results, total revenue was $5.85 million, a decrease of 28.2% from $8.15 million during the same period in 2011.  The decline reflects the store implementation delays we mentioned earlier and the variability of timing of orders and shipments associated with our direct import business model.  Stewart alluded to some of that in his earlier comments.   Revenue will fluctuate from quarter-to-quarter depending on when a retailer plans to promote the product.  As we mentioned in the past, most of our promotional program ship in the late third and early fourth quarters for the seasonal holiday period.  We do expect most of the delayed product launches from earlier this year to be fully implemented by the end of 2012.

Year-to-date gross profit was down to $1.33 million from $1.95 million in the same period 2011, a reduction of 32%.  The change was mainly the result of reduced shipments in the first half of the year which the domestic program has not yet recaptured due to the store implementation delays.  Gross profit as a percentage of revenue for the first nine months of 2012 and 2011 was

22.6% and 24%, respectively.

Total operating expenses increased to $1.5 million from $1.2 million in 2011 on higher sales and marketing expenses and compensation expense, as we added the Managing Director in our Hong Kong operation who has been concentrating on expanding international sales.  Through the first nine months of 2012, we reported a net loss of $372 thousand compared with net income of $549 thousand in the same period last year.

Now let's talk a little bit about our cash flows.  Cash used by operating activities was approximately $3.4 million in the first nine months of 2012, compared to $1.0 million used by operations in prior period.  The net increase of cash used was mainly due to net loss of the period—we had to fund that—and the result of an increase of inventory levels to support the Company's domestic sales business model.

As mentioned, our inventory has increased up to $84 thousand.  We also invested almost $100 thousand in capital expenditures this year so far, about double what was invested during last year's period.  Our expectations for the rest of 2012 are that we will invest up to $250 thousand for capital expenditures to expand design and production capacity.  Now, what a lot of that is for would be new molds for new products, and even existing products as we have to build capacities because of sales; we have to bring in new molds to ensure that we maintain those capacity levels.  It's all good investments, all new items.  The Company expects to fund operations through a combination of cash generated by operating activities, the million dollar working capital line provided by the Company Directors, and the $4 million factoring line of credit with Sterling National Bank.

Stewart, this concludes my summary of the third quarter and the first nine months of 2012.  I will turn the call back to you.

Stewart Wallach: Thanks very much, Gerry.   We, again, we can't emphasize enough the impact the domestic distribution has had on the company, both from a positive standpoint of revenue development, new customer listings, but also for this consumption of cash.

Gerry McClinton: Right.

Stewart Wallach: Again, it's important to emphasize this is not something that's happened to us. This is something that was planned for.

Gerry McClinton: Right.

Stewart Wallach: If you'll recall, to our long time investors, we anticipated this happening in the 2011 when we had generated significant cash from operations and we decided to move forward with the domestic distribution strategy; and at the same time, the Directors of the Company put in a working capital line to support this.  So, understand that capital line was put in specifically to support these initiatives.  So, again, that just further substantiates the fact that this was part of a plan.

The shortfall in revenue should be a one-time occurrence, not an ongoing occurrence.  We are seeking new distribution channels and new customer target groups.  Gerry mentioned the international Hotel/Motel Restaurant Show.  It was our first appearance, and this, of course, targets institutional commercial clients.  The Capstone team just returned from this exhibition, and the initial lead assessment, which was reviewed with me by Reid Goldstein, the President at Capstone, is very promising.  Needless to say the timing of Sandy affected the overall attendance of the show, but it also served to prioritize the relative importance of Power Failure Lighting.  The response was extremely favorable.  Also, the level of interest in our Door Security Monitor was very strong, and I'm happy to see that the client base definitely understood and saw the parallel of safety and security.

Gerry McClinton: Right.

Stewart Wallach: They did not see the monitor as a drastic departure from our core business. We'd mentioned in 2010 that the sandbox we're going to be playing in is all about safety and security; and, hence, the Door Monitor ties in very nicely.  We expected this response will result in expanding our customer base and our product exposure in 2013, albeit, into entirely different channels.

Hurricane Sandy, the effects, we received numerous phone calls, “How does this affect your business?  Did the numbers go through the roof?"  They were positioned many ways.  I'm just trying to capture a couple of ways the questions came to me.  The reality is, yes, there's a spike in sales and awareness.  I'll give you an idea.  A national hardware chain, which prior to now has bought an item from time-to-time, immediately reached out to us to schedule a session; wants to discuss our recommendations for a complete program in inventory levels at retailer as retail inventory levels at retail are in many cases just sold out.  And, you know, it's an interesting notion to get across, because we have been in this business and the only Company really that acknowledged the merits of this Power Failure category to the extent we have.  So the story has been told by a very small group of companies that are just toying with the business; and our sales are saying this is a dominant business category.  It needs to be supported.  It would be like trying to sell Dristan only in the hay fever season.

I mean, the reality is consumers buy these products year-round to prepare themselves for things that they are now experiencing, relative to storms, the storm intensity, the fragility of our power grid.  I would go on record to say that if you haven't personally experienced a Power Failure in the last 12 months, you probably know somebody that has.  And to that extent, we are very well- positioned for the potential growth opportunity that stands before us.

The new product development area, we're working on one more application that will incorporate Power Failure, and its developments into a wall plate.  The product is completed.  It's finished. We are now submitting it for approvals.  This is an item that could take—what, Gerry, typically turnaround time is two months now on the approvals?

Gerry McClinton: At least.

Stewart Wallach: But this has been in development for the last eight months.

Gerry McClinton: Right.

Stewart Wallach: So we're excited about it.  We gave a soft launch at the Hotel/Motel Show; and across the board, subject to the proper approvals this item would be received extremely well in the institutional market.  So, that's a good indicator for us.

Gerry talked about the expense incurred relative to Hong Kong subsidiary, and many of you have asked what's transpired with that, as well.  I've received inquiries.  Keep in mind, we didn't really put that stake in the ground until April of this year, at which time we brought in James Hung as a Managing Director.

The intent there was to start to explore and investigate business opportunities through the Pacific Rim, Australia and Europe.  Well, as known in any newspaper or any online financial review, the European marketplace is having very difficult times, especially at retail.   And the domestic Chinese market is now going through a downturn other than luxury goods.  The Australian market has been receptive.  Over the last six months we've opened doors, we've met with some of these people in preliminary meetings and I'm happy to say at this point, James is actually quoting and providing sampling of some of our key items: Eco, Door Monitor, et cetera, that they're now ready for that market, so I expect to see some response there.

But more importantly, the second part of the investment into Hong Kong is now going to start to open up another series of opportunities for us and the door opening which I'm happy to tell you about.  We're going to ramp up product development trading and what we call Project OEM business, which are outside our core categories.  What I mean by that is up until this point in time that operation has been there to take care of our business.

We have seen that over the course of the last year or so that we have developed a very good mechanism for product development, quick turnaround times, factory certifications, et cetera. On our Board, Larry Sloven has been a resident of Hong Kong and China for 20-plus years and has developed a number of successful businesses as it relates to this type of a business model, product development, trading and OEM development.  Toward that end we have just recently hired two new associates that will operate through Capstone HK, not supporting our core business,  but  actually looking  to  open  doors and  providing  the  same  services  that  we've become very, very proficient at our own Company for other companies; i.e. product development, by acting as a buying agent, if you will, overseas.  I expect to be able to report some very exciting developments on that in early 2013.

I think that pretty well covers it from the standpoint of what I wanted to talk about relative to the current strategies, the shift.  I do want to mention just a couple of things here, again, relative to the storm and acknowledge the people and the problems that so many people are faced with. You know, here we are.  We're in a business that profits from some of this and that’s unfortunate, and we wish everybody well; but at the same time, it's a service.  And it's an important service and it's a service and a product that is becoming increasingly more important as the intensity of storms and the frequency of storms, and, once again, the power grid overload that's in the press pretty regularly, this opportunity presents itself.  And we are again, the leader in this category.

I will say that relative to domestic warehouse program, we did see spikes in sales, and although, retailers are not necessarily well-positioned to respond to these things, those that did, we were able to service out of our domestic warehouse, which otherwise we would never have experienced that sales activity. Again, just another further validation of the shift toward domestic supply.

Debbie, I think, unless you have some things you wanted to add, we can go and maybe take on a couple of questions if there's anything out there.  We did receive a couple of questions via e- mail that came in while we were talking here, which maybe I can start off with those.  What do you think?

Deborah Pawlowski: Well, let's have Rob queue, give instructions for queuing up for questions, and then while he's doing that, and then once he's waiting for those to come in we can answer the ones that you got via e-mail.

Operator: Thank you, Ms. Pawlowski.  We'll now be conducting the question-and-answer session.  If you would like to ask a question, please press star, one, on your telephone keypad. A confirmation tone will indicate your line is in the question queue.  You may press star, two, if you would like to remove your question from the queue.   For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please, while we poll for questions.

At this time there are no questions over the phone.  Remember to (ph) press star, one to ask a question.  Please continue, sir.

Stewart Wallach: Okay, why don't we go ahead and, Jill, maybe you can ask some of these questions that are on your laptop.

Jill: Okay, first question: I just saw a YouTube video from the IHMRS, the Hotel Show.  It seems the Security Monitor and the Eco Lites were received well.  This would be an entire new market. Do you feel this may happen faster than normal retail execution?

Stewart Wallach Okay, good question.   We're not fully educated on the nuances of the hospitality industries yet; but, again, as you indicated and Reid demonstrated in the YouTube presentation, the responses of the programs were very strong.   What I can report is that samples and follow-up calls are being scheduled.  We expect to vet all the leads in the days ahead.

Relative to faster than normal retailer executions, I will say this, that the interest from what was reported to me was immediate and this, of course, has something to do with, I think, the experience of Sandy in that region.  We'll do whatever is feasibly possible to expedite all of the follow-up on this.  The Security Door Monitor, again, resonated extremely well with this institutional market, and the Capstone Safety and Security positioning was well-received, so, yes, we feel very positive about it.  I would think it would be a less complicated process, but I can't state that with any degree of certainty.

Jill: Okay, next question.  What type of sales do we realize when a storm threatens a region? Do retailers increase their inventory levels in time for a storm like Sandy?

Stewart Wallach: Well, it's interesting. I'd started to allude to that in the closing comments.

Gerry McClinton: Right.

Stewart Wallach: But, the sales increases are very hard to gauge, but reorder rates were up as much as 30, 40% in some areas.  The reason I say it's hard to gauge, many of the stores sold out, so we can't really determine what the actual lost sales were.  That, of course, presents a huge opportunity.  Had those stores all been adequately stocked, sales numbers would've been significantly greater.  Unfortunately, many buyers are not responsive; not as responsive as we would hope for.   Some of this is just due to personal workloads; some of it's due to the processes at retail that does not allow them to initiate some type of an immediate order response.  However, everybody is recognizing the importance of Power Failure Lighting as a program, and, again, we are in very good position to service our clients.

The recognition of our core business is on the rise.   If there's anything to take away from a storm situation like this it's that, again, our Power Failure business is on the rise and we are best-positioned for the growth as a result.

Jill: Okay, next question.  How long does it take to get a product on the shelf from the time it is launched?

Stewart Wallach: Let me just clarify.  Let me answer this by asking a question.  If you mean from the time it is bought by a buyer, that typically would take four to six months.  The actual product launches may or may not tie-in with buyer review windows.  For instance, this year we launched the Decorative Power Failure at the Hardware Show, and it just arrived in 900-plus Office Depot stores late October.  By the way, they were the first retailer to acknowledge the merits of the Decorative Power Failure, and they moved on it immediately.   This would be a relatively quick decision to execution turnaround.

Gerry McClinton: Right.

Stewart Wallach: Would you agree, Gerry?

Gerry McClinton: I agree entirely.

Stewart Wallach: Many other retailers are just reviewing the items at this time, so we won't see those—we won't see the impact of their buying decisions until early 2013.

Gerry McClinton: Right.

Stewart Wallach: But, again, opportunity presented itself; Office Depot team identified the importance of this. They wanted to be first and they moved very quickly, as did we. We made a very fast turnaround time which, again—by the way, Joe, I applaud the Operations Team on that.

Jill: Okay, next question.  What do you feel is the biggest thing holding fast revenue growth back?

Stewart Wallach: Well, let's go back a year or two and just identify what we've accomplished and why we're not as limited as we were before.

We now have vendor agreements in place with just about every big box retailer in the country. This was the single most significant limitation until late 2011.  Next, we would be having—we would need to have a broad enough product line of relevant products.  All of these are now in place at this time as well, and under review, in most cases.   We're therefore, by the way, included in all the line reviews; one, because we are a vendor; two because we have the breath of a program that merits formal line reviews as opposed to an item review.

So the limitation really is the speed at which retailers can move on buying decisions. Unfortunately, we don't control this.  We can only express the importance of our categories and try to emphasize the importance of moving quicker than they normally do to take advantage of a business that, at this point in time, it would have to be deemed purely incremental.

If you go into a lighting department during a storm window, and although most of this is reactive consumer response for disaster recovery, et cetera, but there isn't a flashlight, a light, a battery to be found anywhere.  And, yet, an item purely designed, i.e. Power Failure, has a very limited exposure.   So we think that that type of occurrence, and the awareness of the out-of-stock levels is going to resonate well with the buying community and now transfer in support to our story, which as I said, we've been pretty much solely telling this story to the market since 2008.

Gerry McClinton: Right.

Jill: The next question, our stock continues to lag, why?

Stewart Wallach: Debbie?

Deborah Pawlowski: Well, let me, let me just tell you about the world in the stock market of microcap stocks right now.  I was just at a conference of metals and mining stocks.  Attendance at the conference was down 40%.  People investing in the microcap world are wondering where they should really put their money right now, so that's one thing.  Let's just understand where we sit within the total market situation.

The other is we have to recognize that we are a penny stock; so we are a retail stock.  It is also restricted by brokerages that have rules that the only way they can invest their clients in penny stocks is by going through a lot of validations of whether or not the investors are qualified to invest, and then it also has to be brought to them by the retail investor themselves; they can't suggest the penny stocks, so there's lots of different factors that are feeding into that from a market perspective.

From our perspective we have a very complex capital structure, which we know, and as we grow and are able to better address things like our balance sheet and how that gets structured, that should also attract more attention to the stock.

Stewart Wallach: Thanks, Debbie.

Jill: That's all the questions we have for now.

Stewart Wallach: That's it?  There was one other question by the way.  I received a phone call so let me address this.  I was left a voicemail message asking about the ability to project the business.  And, Gerry, it's funny because you and I discussed this at length just the other day.

Gerry McClinton: Right.

Stewart Wallach: The ability to project the business when we were having large booking orders, seasonal orders 120, 180 days in advance, was incredibly easier.   We are now, by design, trying to normalize our business activity and moving to a replenishment-based business in addition to the large stocking orders, but our basic business is the replenish is out of a domestic warehouse facility.  At this point, we don't have 12 months of activity.

Gerry McClinton: Right.

Stewart Wallach: We don't have historicals on this.  This really has just kicked into place approximately May of this year, so once we have the 12-month historical, we would be able to look forward and say, "Okay, he's a reasonable expectation for the period."  What I can tell you, which is very exciting—and I don't know, Gerry, that you've seen this, I just worked this up earlier.  The accounts that are operating out of the domestic distribution facility alone, they have a run rate right now of approximately $200 to $250 thousand on a monthly basis, the replenishment, and that's averaged over the course of the last six months.

That being the case, we did not have any of that business in the first six months of this year; so should the run rate remain consistent—that's all business opportunities for us in the early 2013 so that's really a revealing number.

Gerry McClinton: Yes, it is.  Let me just add a little bit more insight to that.  The way the whole ordering domestic process works, it's really simple.  Based on the current POS that happens at the store level, we get a weekly order.   As an example, a spike to the Sandy situation with Home Depot, we got an order for $60 thousand in one week; in one week, because they had stores that were running out.   So these are the types—at Target again this week we got an order for $70 or $80 thosand, so weekly orders are coming in now as this domestic program takes hold.

How can I forecast that for the next 12 and 14, 16 weeks?  I have no idea.  It's very much dependent on my inventory levels that I'm keeping at my warehouse and how I can supply that demand.  So today I've got containers on the water that's coming in to keep that inventory at a level that's going to support that continued demand for the future.

Stewart Wallach: So where as you would've (inaudible) comfortably forecast Q4.

Gerry McClinton: Right.

Stewart Wallach: Last year in probably August or September, we won't really know Q4 capabilities until probably the middle of December?

Gerry McClinton: Middle of December; when we have the last shipping window.

Stewart Wallach: Okay.

Gerry McClinton: Yes.

Stewart Wallach: All right, very good.  All right, if—are there no other questions?

Operator: There are no questions on the phone at this time.

Stewart Wallach: Okay.  Debbie?

Deborah Pawlowski: Well, I just want to thank everybody for having joined us here today.  If you do have any questions, you want to me an e-mail or give me a call on—my e-mail and number are on the press release. Thanks so much for your time.

Stewart Wallach: Thank you.

Gerry McClinton: Thank you.

Operator: This concludes today's teleconference.  You may disconnect your lines at this time. Thank you for your participation.